Exhibit 99.1

FOR IMMEDIATE RELEASE

MOTIVE ANNOUNCES EXPIRATION OF CLASS

ACTION SETTLEMENT APPEAL PERIOD

AUSTIN, Texas, August 18, 2008 – Motive, Inc. (OTC: MOTV), a leading provider of service management software for broadband and mobile data services, today announced that, in connection with the Agreement and Plan of Merger, dated June 16, 2008 (the “Merger Agreement”), between the Company and Alcatel-Lucent (through its wholly owned subsidiaries Lucent Technologies Inc., a Delaware corporation, and Magic Acquisition Subsidiary Inc., a Delaware corporation and a direct wholly-owned subsidiary of Lucent Technologies, Inc.), the Company has satisfied the closing condition related to the final nonappealable settlements of the Company’s previously announced class action and derivative lawsuits.

On July 14, 2008, the court entered its final approval of the class action lawsuit settlement, and as no appeal was filed by August 13, 2008, such settlement became final and nonappealable on that date. On July 15, 2008, the court entered its final approval of the derivative lawsuit settlement, and as no appeal was filed by August 14, 2008, such settlement became final and nonappealable on that date.

Also in connection with the Merger Agreement, the closing condition related to the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 was satisfied on August 15, 2008, when the waiting period terminated.

“We are pleased to have put these two conditions behind us and remain on schedule with consummating the agreement with Alcatel-Lucent,” said Alfred Mockett, Chairman and CEO of Motive.

As indicated in a press release issued by Alcatel-Lucent on August 13, 2008, the tender offer has been extended until 12:00 midnight, New York City time, at the end of Wednesday, September 10, 2008.

About Motive, Inc.

Motive provides service management software for broadband and mobile data services. Motive’s software is helping wireline, wireless, cable and satellite operators worldwide deliver a new generation of IP-based services that seamlessly integrate voice, video and data into a single, connected experience. With Motive, operators can leverage one service management platform to automate and remotely manage key customer touch points throughout the service lifecycle, across multiple services, networks and devices. The result is a consistent, unified experience for both customers and service providers that increases revenues from new and converged services, reduces fulfillment and support costs, and drives greater customer satisfaction and loyalty.

Motive and the Motive logo are trademarks or registered trademarks of Motive, Inc. All other products or services mentioned herein are trademarks of their respective holders.

Important Additional Information

Information in this press release regarding the Merger Agreement and the transactions contemplated thereby is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any securities. The solicitation and the offer to buy shares of Motive’s common stock is only pursuant to the offer to purchase, letter of transmittal and related materials that Alcatel-Lucent, or a subsidiary thereof, has filed with the SEC on Schedule TO. Motive has filed with the SEC and mailed to its stockholders a Tender Offer Solicitation/ Recommendation Statement on Schedule 14D-9 in connection with the Offer. Shareholders of Motive should read these materials carefully because they contain important information, including the terms and conditions of the Offer. Shareholders may obtain the offer to purchase, the letter of transmittal and related documents without charge from the SEC’s Website at www.sec.gov or from Motive’s Investor Relations department or the Investor Relations section of Motive’s website at http://ir.motive.com. Shareholders are urged to read carefully those materials prior to making any decisions with respect to the Offer.

Forward-Looking Statements

This press release contains certain forward looking statements, within the meaning of the federal securities laws, which are identified by the use of the words “believes”, “expects”, “anticipates”, “will”, “contemplates”, “would”, “should”, “may”, “estimate”, “intend”, “plan” and similar expressions that contemplate future events. These forward-looking statements are subject to risks and uncertainties that could cause our actual results or performance to differ materially from that indicated in the forward-looking statements. These risks and uncertainties include, but are not limited to, our history of operating losses and net losses, our ability to timely complete the restatement of our historical financial results and timely complete our financial statements for the years ended December 31, 2005, December 31, 2006 and December 31, 2007, and for interim periods since December 31, 2006, the ability of our new independent accounting firm to complete its audits and reviews of our financial statements, our ability to complete and file our delinquent SEC reports, the fact that our historical financial results are not finalized and are subject to change, the outcome of an ongoing SEC investigation, the completion of previously announced settlements of securities and shareholder derivative litigation, and those additional risk factors and uncertainties discussed in our filings with the SEC, which are available at www.sec.gov. Statements included in this press release are based upon information known to us as of the date of this press release, and we assume no obligation to update any information contained in this press release.

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Contacts

For investors:

Mike Fitzpatrick

Motive, Inc.

(512) 531-1044

Mike.fitzpatrick@motive.com

For Media:

The Torrenzano Group:

Richard Anderson

Managing Director

(212) 681-1700 x 115

randerson@torrenzano.com